Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES
PRIVATE EXCHANGE OF CONVERTIBLE NOTES
     NEW YORK, NY, November 25, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) is pleased to announce that it has entered into exchange agreements (the “Exchange Agreements”) with holders (the “Holders”) of $43,250,000 principal amount of its 8.5% Convertible Senior Subordinated Notes due October 2010 (the “Old Notes”) pursuant to which the Holders will exchange such Old Notes for new 8.5% Convertible Senior Subordinated Notes of the Company due January 2012 (the “New Notes”) equal to the principal amount of the Old Notes being exchanged plus accrued and unpaid interest thereon to the closing. The New Notes have substantially the same terms as the Old Notes other than their maturity of January 15, 2012 and conversion price of $3.30 per share.
     Completion of the Exchange is subject to certain conditions, including NASDAQ approval and qualification of the indenture under which the New Notes will be issued.
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are pleased to exchange a significant amount of our outstanding convertible notes for new convertible notes with a longer maturity. We believe this will enhance our liquidity in the short and medium term and better position us to realize upon improving pulp markets and prices.”
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the ongoing economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	FD Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600

David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
#    #    #

(3)